                                                                   EXHIBIT 11.1

                             VISUAL NUMERICS, INC.

                        EARNINGS PER SHARE CALCULATION

                                     YEAR ENDED                 NINE MONTHS ENDED
                                    DECEMBER 31,                  SEPTEMBER 30,
                          ----------------------------------  ----------------------
                             1993         1994       1995        1995        1996
                          -----------  ---------- ----------  ----------  ----------
Historical:
  Net income (loss).....  $(5,046,000) $1,605,000 $  (82,000) $ (367,000) $ (709,000)
                          ===========  ========== ==========  ==========  ==========
Weighted average........    1,971,178   2,190,950  2,190,950   2,190,950   2,190,950
Common shares adjustment
 for options and
 warrants(1)............          --    1,991,970        --          --          --
                          -----------  ---------- ----------  ----------  ----------
Adjusted weighted
 average shares.........    1,971,178   4,182,920  2,190,950   2,190,950   2,190,950
                          ===========  ========== ==========  ==========  ==========
Earnings (loss) per
 share..................  $     (2.56) $     0.38 $    (0.04) $    (0.17) $    (0.32)
                          ===========  ========== ==========  ==========  ==========
Pro forma:
Adjusted weighted
 average shares used in
 calculating earnings
 (loss) per share
 (above)................    1,971,178   4,182,920  2,190,950   2,190,950   2,190,950
Preferred shares if
 converted..............    4,189,375   4,227,179  4,227,179   4,227,179   4,227,179
Issuance of shares to
 underwriters...........       60,000      60,000     60,000      60,000      60,000
                          -----------  ---------- ----------  ----------  ----------
Pro forma weighted aver-
 age shares.............    6,220,553   8,470,099  6,478,129   6,478,129   6,478,129
                          ===========  ========== ==========  ==========  ==========
Pro forma earnings
 (loss) per share.......  $     (0.81) $     0.19 $    (0.01) $    (0.06) $    (0.11)
                          ===========  ========== ==========  ==========  ==========

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(1) Stock options and warrants would be antidilutive for the years ended
    December 31, 1993 and 1995 and the nine months ended September 30, 1995 and 1996, as the Company had a net loss for the respective period. Accordingly the effect of the outstanding options and warrants are not included in the earnings per share calculation.